Former Chief Scientific Officer of Warner-Lambert and President of Parke-Davis
Pharmaceutical Research
Joins Aastrom Board of Directors

Ann Arbor, MI, October 25, 2010 — Aastrom Biosciences, Inc. (NASDAQ: ASTM), a leading developer of expanded autologous cellular therapies for the treatment of severe cardiovascular diseases, today announced that Ronald Cresswell, Ph.D., Hon. D.Sc., FRSE, has joined the company’s board of directors. Dr. Cresswell is the former senior vice president and chief scientific officer of Warner-Lambert and has served on the board of directors of Esperion Therapeutics, Inc., Allergan, Inc., Curagen Corporation, and Vasogen, Inc.

“Dr. Cresswell brings decades of experience working with some of the world’s largest and most respected pharmaceutical and health care companies,” said Tim Mayleben, president and CEO of Aastrom. “His counsel will be very valuable to Aastrom as our CLI program enters late-stage clinical development. We will benefit from his strong product development and leadership experience.”

Dr. Cresswell brings to Aastrom over 30 years of research and commercial development experience in various therapeutic areas including cardiovascular. Dr. Cresswell began his tenure with Warner-Lambert in 1988 as the president of research and development of the Parke-Davis Pharmaceutical Research Division. From 1989-1998, he served as vice president and chairman of the Parke-Davis Worldwide Pharmaceutical Research Division. His vision and leadership in the development of Lipitor® at Parke-Davis was instrumental in the product’s ultimate success.

Dr. Cresswell joined Warner-Lambert from Laporte Industries, Ltd., an international chemical company, where he was Chief Operating Officer. Prior to this, Dr. Cresswell was with Burroughs Wellcome for over 20 years. At Burroughs Wellcome, he held a broad range of research and development positions in both the US and UK and was responsible for a research staff of over 3,000 people.

About Aastrom Biosciences
Aastrom Biosciences is developing expanded autologous cellular therapies for the treatment of severe cardiovascular diseases. The company’s proprietary cell manufacturing technology enables the production of cellular therapies expanded from a patient’s own bone marrow and delivered directly to damaged tissues. Aastrom has advanced its cell therapies into late-stage clinical development, including a planned Phase 3 clinical program for the treatment of patients with critical limb ischemia and two ongoing Phase 2 clinical trials in patients with dilated cardiomyopathy. For more information, please visit Aastrom’s website at www.aastrom.com.

Media contact	Investor Contact
Stephen Zoegall Berry & Company 212 253–8881 szoegall@berrypr.com	Kimberli O’Meara Aastrom Biosciences 734 930–5777 ir@aastrom.com

This document contains forward-looking statements, including without limitation, statements concerning clinical trial plans and progress, objectives and expectations, clinical activity timing, intended product development, the performance and contribution of certain individuals and expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.